EMPLOYMENT AGREEMENT

            This Employment Agreement ("Agreement"), made as of the 27th day of November, 2006, by and between Minerals Technologies Inc., 405 Lexington Avenue, New York, New York 10174-0002, a Delaware Corporation (hereinafter referred to as "Employer"), and Joseph C. Muscari (hereinafter referred to as "Executive").

            WHEREAS, in furtherance of Employer's commitment to the continued success of its businesses, and in recognition of the valuable contributions to be made by Executive, Employer has agreed to employ Executive for a period commencing on March 1, 2007, ("Commencement Date") and terminating on the expiration of the "Term" as hereinafter defined, subject to certain terms and conditions as hereinafter set forth, and Executive has indicated his willingness to accept such employment;

            NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

            1. (a) The employment of Executive by Employer will commence on the Commencement Date and, unless terminated on an earlier date in the manner hereinafter provided, shall terminate on the expiration of the Term. For purposes of this Agreement, "Term" shall mean a period of five (5) years beginning on the Commencement Date and ending on the day before the fifth anniversary thereof, but not earlier than March 1, 2012. Nothing in this Section shall limit the right of the Employer or Executive to terminate Executive's employment hereunder pursuant to the terms and conditions set forth in Section 7.

             (b) During the Term, Executive will be employed by Employer as Chairman, President & Chief Executive Officer of Employer at an annual salary of not less than $850,000 ("Base Salary") and will participate in all benefit plans and other fringe benefits available to similarly situated executives in accordance with their respective terms. Executive will be reimbursed for annual recreational club dues and an annual executive health screening exam. Executive is currently an elected Director of Employer. The Board of Directors will review Executive's salary on an annual basis in accordance with Employer's policies, to determine appropriate increases, if any. In addition to salary, Executive will receive bonus payments as determined from time to time by Employer's Board of Directors or the Compensation Committee thereof. Starting in calendar year 2007, the target performance-based annual bonus will be $750,000 (88% of annual salary). The performance targets for calendar year 2007 will be mutually agreed between Executive and the Board of Directors shortly after Executive's employment start date. Any such payment with respect to a calendar year will be made in the first quarter of the following year but shall be deemed earned and due and owing if Executive is employed on December 31st of the applicable calendar year, regardless of his status as of the payment date.

             (c) Executive will participate in other Executive Officer and key employee compensation plans then in effect and approved by the Board of Directors or the Compensation Committee thereof. These Plans may include awards in cash, stock options, restricted stock, deferred restricted stock units and performance units. Unless otherwise adjusted by the Board of Directors or the Compensation Committee thereof, it is contemplated that Executive's total annual remuneration package (including any amounts which may be deferred) will be targeted at the 75th percentile of Peer Group companies, as determined in the sole discretion of the Compensation Committee. During the Term, it is contemplated that Executive will be awarded, on an annual basis starting in calendar year 2007, subject to vesting requirements, (1) 20,000 Deferred Restricted Stock Units of Employer's Common Stock; (2) Options to purchase 35,000 shares of Employer's Common Stock at a price to be determined on the date of the grant; and (3) beginning in 2008, 12,000 Performance Units, understanding that in 2008 only, there will be two awards (one in lieu of a 2007 grant) of 12,000 units each. Awards, other than Performance Units, made during first three years of Executive's employment will vest ratably over a three year period with one-third of the amount vesting on the first, second and third anniversary date of each award. The awards to be made in 2010 will vest over a two year period with one-half of the amount vesting on the first and second anniversary date of each award. The awards to be made in 2011 will vest in 2012 on the first anniversary of each award.

             Performance units cliff-vest at the end of each performance period, and the performance period vesting dates will correspond to the schedule for final vesting of the Deferred Restricted Stock Units and Stock Options described above. The performance period for the supplemental Performance Unit grant in 2008 will end on the second anniversary of the award.

             Upon retirement, these vested stock option grants will remain exercisable for the remainder of their respective terms, as determined by the Board of Directors or Compensation Committee. All awards are governed by and subject to the terms and conditions of Employer's 2001 Stock Option & Incentive Plan, as approved by the Shareholders and administered by the Compensation Committee.

                         (d) As an incentive to enter into this Agreement and to replace certain other items that Executive may have been entitled to had he remained with his prior company, Executive will be awarded, as of the Commencement date, 20,000 Deferred Restricted Stock Units of Employer's Common Stock and Options to Purchase 35,000 shares of Employer's Common Stock at a price to be determined on the date of the grant. These awards will cliff-vest at the third anniversary date of the grant, provided Executive remains employed by Employer. At retirement, these options may continue to be exercised for the full term of the option.

            2. It is contemplated that, in connection with his employment hereunder, Executive may be required to incur reasonable and necessary travel, business entertainment and other business expenses. Employer agrees to reimburse Executive for all reasonable and necessary travel, business entertainment, and other business expenses incurred or expended by him incident to the performance of his duties hereunder, upon submission by Executive to Employer of vouchers or expense statements satisfactorily evidencing such expenses.

            3. During the Term, Employer will provide retirement, employee benefits (pre- and post-retirement) and fringe benefit plans to Executive no less favorable than those made available to Employer's executive employees generally, to the extent that Executive qualifies under the eligibility provisions of such plans. Employer agrees to provide coverage for Executive under its retiree medical coverage plan or to purchase comparable coverage for Executive upon retirement. Executive shall be entitled to a period of paid vacation each year as provided in Employer's established vacation policy, but in no event shall such period be shorter than five weeks.

            At the end of the Term, Employer will provide the Executive with a pre-tax Lump Sum Payment (LSP), as agreed between Employer and Executive at the Commencement Date, in the amount of $3,950,000 which will replace certain retirement benefits which Executive would have earned had he remained with his prior company. This LSP will be calculated as the present value, at the end of the Term, of an annual joint & survivor annuity for the lives of the Executive and his spouse, should he predecease her, of approximately $65,000 per year for each year of continuous employment. The LSP will be paid to the Executive in a single lump sum payment as soon as administratively practicable after the Term date, if he is continuously employed by the Employer through such date. If the Executive's employment with the Employer terminates (including death or disability) prior to such date, the LSP will vest in the amount equal to the present value at the time of termination of an annual joint & survivor annuity for the lives of the Executive and his spouse, should he predecease her, of approximately $65,000 per year of service, on January 1 of each year of the Executive's period of continuous employment with the Employer effective as of the Executive's employment date. However, if the Executive's employment terminates due to termination by the Employer without Cause, as defined later in this agreement, or resignation by the Executive with Good Reason, as defined later in this agreement, the LSP will be fully vested as if the Executive was continuously employed for the full Term. The vested LSP will be paid to the Executive or, following his death, his designated beneficiary. To the extent required to comply with Section 409A of the Internal Revenue Code, no amount of the vested LSP otherwise payable upon the Executive's separation from service with the Employer will be paid until the expiration of six (6) months following the date of such separation from service. The parties intend that this LSP arrangement will fully comply with Section 409A, and it may be modified in the future to comply with any amendments to this section.

            Employer will reimburse Employee up to $30,000 per year for certain annual life insurance premiums paid during the Term.

            4. Executive agrees that he shall use his best efforts to promote and protect the interest of Employer, its subsidiaries and related corporations, and to devote his full working time, attention and energy to performing the duties of his position.

            5. In the event of the "Permanent Disability" (as defined below) of Executive during the Term, Employer shall have the right, upon written notice to Executive, to terminate his employment hereunder, effective upon the giving of such notice. Upon such termination, Employer and Executive shall be discharged and released from any further obligations under this Agreement, except that the obligations provided for in Section 9 hereof shall survive any such termination. Disability benefits, if any, due under applicable plans and programs of the Employer shall be determined under the provisions of such plans and programs. For purposes of this Section 5, "Permanent Disability" means any physical or mental disability or incapacity which permanently renders Executive incapable of performing the services required of him by Employer.

            6. In the event of the death of Executive during the Term, the salary to which Executive is entitled hereunder shall continue to be paid through the end of the month in which death occurs, to the last beneficiary designated by Executive by written notice to Employer, or, failing such designation, to his estate. Executive's designated beneficiary or personal representative, as the case may be, shall accept the payments provided for in this Section 6 in full discharge and release of Employer of and from any further obligations under this Agreement. Any other benefits due under applicable plans and programs of Employer shall be determined under the provisions of such plans and programs.

            7. (a) Employer or Executive may terminate Executive's employment with Employer under this Agreement at any time by providing the other party with thirty (30) days advance written notice, in which case Executive's employment shall terminate at the end of said thirty-day period. In the event during the Term Employer terminates the employment of Executive for reasons other than for Cause or the Permanent Disability or death of Executive or Executive resigns for Good Reason (as defined below), Employer will pay Executive a single lump sum payment equal to two times the total cash compensation paid (base salary plus cash bonus) in the preceding year and Termination Bonuses as defined herein. To the extent required to comply with Section 409A of the Internal Revenue Code, no amount shall be paid until the expiration of six (6) months following the date of such separation from service. For purposes of this Agreement, "Termination Bonuses" shall mean amounts, including those deferred, which would otherwise be payable to Executive pursuant to Section 1(b) and 1(c), as of the date thereof, including awards made but not yet vested were Executive an employee of Employer. In addition to the foregoing payments, Executive shall be entitled to coverage under Employer's Group Benefit Plan for medical and dental expense coverage and prescription drugs until the end of the Term.

            (b) For purposes of this Agreement:

            (i) "Cause" shall be limited to the following:

             (A) Executive shall have failed to perform any of his material obligations as set forth herein, provided that Employer has advised Executive of such failure and given Executive a reasonable period of time to cure such failure and Executive has failed to do so; or

             (B) Executive shall commit acts constituting (i) a felony involving moral turpitude materially adversely reflecting on the Employer or (ii) fraud or theft against Employer.

(ii) "Good Reason" shall mean termination at the election of Executive based on any of the following:

             (A) The assignment to Executive of any duties substantially inconsistent with his status as Chairman, President & Chief Executive Officer of Employer or a substantial adverse alteration in the nature or status of his responsibilities pursuant to this Agreement, except in connection with the termination of his employment for Cause, or normal retirement, death, or by Executive other than for Good Reason;

             (B) A reduction of Executive's fringe or retirement benefits that is not applied by Employer to executives generally or a reduction by Employer in Executive's Base Salary;

             (C) The merger or consolidation of Employer into or with any other entity, or the sale of all or substantially all of the assets of Employer to an unaffiliated entity unless the entity which survives such merger or to whom such assets are transferred shall assume and agree to perform the obligations of Employer hereunder pursuant to an instrument reasonably acceptable to Executive; or

             (D) Separation of Executive's office location from the principal corporate office of Employer or relocation outside the contiguous United States.

            8. Employer shall have the right to terminate this Agreement immediately with no further liability under its terms if Executive terminates his employment without Good Reason, or if Executive is discharged by Employer for Cause. In such event, Executive shall be entitled only to receive his earned Base Salary through the date of termination and to receive any bonus payment to which he may be entitled pursuant to Section 1(a). It is agreed that the provisions of Section 9 shall survive any such termination of this Agreement.

            9. (a) Executive agrees that during the term of his employment hereunder and, subject to the last sentence of this Section 9(a), during the further period of two (2) years after the termination of such employment for whatever reason, Executive shall not, without the prior written approval of Employer, directly or indirectly through any other person, firm or corporation, (i) engage or participate in or become employed by or render advisory or other services to or for any person, firm or corporation, or in connection with any business enterprise, which is, directly or indirectly, in competition with any of the business operations or activities of Employer, or (ii) solicit, raid, entice or induce any such person who on the date of termination of employment of Executive is, or within the last six (6) months of Executive's employment by Employer was, an employee of Employer, to become employed by any person, firm or corporation which is, directly or indirectly, in competition with any of the business operations or activities of Employer, and Executive shall not approach any such employee or former employee for such purpose or authorize or knowingly approve the taking of such actions by any other person or (iii) serve as an officer, partner or Director of any entity which competes with any of Employer's businesses. . The foregoing restrictions shall apply to the geographical areas where Employer does business and/or did business during the term of Executive's employment and all places where, at the date of termination of employment of Executive, Employer had plans or reasonable expectations to do business; provided that if any Court construes any portion of this provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such Court shall reduce the duration, area, or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                         (b) Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of Employer's and its subsidiary companies' business methods, systems, plans and policies which Executive shall hereafter establish, receive or obtain as an employee of Employer or its subsidiary companies, are valuable and unique assets of the respective businesses of Employer and its subsidiary companies, Executive agrees that, during and after the term of his employment hereunder, he shall not (otherwise than pursuant to his duties hereunder) disclose, without the prior written approval of Employer, any such knowledge or information pertaining to Employer or any of its subsidiary companies, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this Section 9(b) shall not apply to information which is or shall become generally known to the public or the trade (other than by reason of Executive's breach of his obligations hereunder), information which is or shall become available in trade or other publications, and information which Executive is required to disclose by law or an order of a court of competent jurisdiction. If Executive is required by law or a court order to disclose such information, he shall notify Employer of such requirement and provide Employer an opportunity (if Employer so elects) to contest such law or court order.

            10. Executive agrees that Employer shall withhold from any and all payments required to be made to Executive pursuant to this Agreement, all federal, state, local and/or other taxes which Employer determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

            11. This Agreement shall be construed under the laws of the State of New York.

            12. This Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter hereof and contains all of the terms and provision of agreement between the parties hereto with respect to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect upon the parties.

            13. (a) If any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, that portion only shall be deemed deleted as though it had never been included herein but the remainder of this Agreement shall remain in full force and effect.

                         (b) Executive acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of Section 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                         (c) This Agreement shall not be assignable by Executive.

            14. No modification, termination or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both parties hereto.

            15. Employer represents that it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and that this Agreement is enforceable against it in accordance with its terms.

MINERALS TECHNOLOGIES INC.

By:     /s/ Gordon S. Borteck
Name:    Gordon S. Borteck
Title:       Vice President, Organization & Human Resources

Agreed to by:

    /s/ Joseph C. Muscari
Joseph C. Muscari